EXHIBIT 99

CONSULTANT COMPENSATION AGREEMENT

THIS CONSULTANT COMPENSATION AGREEMENT (the "Plan") is made this 7th day of March, 2002, between Regent Energy Corporation, a Nevada corporation ("Regent "), and Gary A. Chernay, Attorney at Law, and Michael L. Labertew, Attorney at Law, (the "consultants") who have executed and delivered this Plan by the execution and delivery of the Counterpart Signature Pages which are designated as Exhibits "A" and "B".

WHEREAS, the Board of Directors of Regent has adopted a written compensation agreement for compensation of Gary A. Chernay and Michael L. Labertew, natural persons; and

WHEREAS, Regent engaged the consultants to provide services at the request of and subject to the satisfaction of its management, and the consultants provided said services or have agreed to provide said services; and

WHEREAS, a general description of the nature of the services performed and to be performed are listed in the Counterpart Signature Pages and exhibits thereto; and

WHEREAS, Regent and the consultants intend that this Plan and the services performed hereunder shall be made, requested and performed in such a manner that this Plan shall be a "written compensation agreement" as defined in Rule 405 of the Securities and Exchange Commission ("Commission") pursuant to which Regent may issue "freely tradeable" shares (except as may be limited by "affiliate" status) of its common stock as payment for services rendered pursuant to an S-8 Registration Statement to be filed with the Commission by Regent;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

Section 1

Compensation Plan

1.1 Employment. Regent hereby employs the consultants and the consultants hereby accept such employment, and have and will perform the services requested by management of Regent to its satisfaction during the term hereof. The services performed by the consultants hereunder have been and will be personally rendered by the consultants, and no one acting for or on behalf of the consultants, except those persons normally employed by the consultants or either of them in rendering services to others, such as secretaries, bookkeepers and the like.

1.2 Independent Contractor. Regardless of the consultants status as "employees" under Rule 405 of the Commission, all services rendered by the consultants hereunder have been rendered as an independent contractor, and the consultants shall be liable for any FICA taxes, withholding or other similar taxes or charges, and the consultants shall indemnify and hold Regent harmless therefrom; it is understood and agreed that the value of all such items has been taken into account by the consultants in computing the billable rate for the services the consultants have rendered and agreed to render to Regent.

1.3 Term. All services performed at the request of Regent by the consultants have either been performed and completed, or shall be performed within twelve months from the date hereof, at which time this Plan shall terminate.

1.4 Payment. Regent and the consultants agree that Regent shall pay the invoices of the consultants for the services performed under this Plan by the issuance of shares of its common stock at fair market value; provided, however, such shares of common stock shall be issued pursuant to and shall be subject to the filing and effectiveness of a Registration Statement on Form S-8 covering such shares with the Commission.

1.5 Invoices for Services. The consultants have provided Regent with written invoices detailing the services duly performed and/or the retainer or flat fee for such services. Such invoices shall be paid by Regent in accordance with Section 1.4 above. The submission of an invoice for the services performed by the consultants shall be deemed to be a subscription to purchase shares of common stock of Regent at the price outlined in Section 1.4 above, subject only to the filing and effectiveness of a Registration Statement on Form S-8 covering such shares with the Commission.

1.6 Common Stock Price. To the extent deemed required or necessary and for all purposes of this Plan, the consultants shall have an "option" covering such shares of common stock at the per share price set forth in paragraph 1.4 above during the term hereof; the consultants assume the risk of any decrease in the per share price or value of the shares of common stock of Regent that may be issued by Regent for services performed by the consultants hereunder, and the consultants agree that any such decrease shall in no way affect the rights, obligations or duties of the consultants hereunder.

1.7 Limitation on Services. None of the services rendered by the consultants and paid for by the issuance of shares of common stock of Regent shall be services related to any "capital raising" transaction.

1.8 Delivery of Shares. Subject to the filing and effectiveness of a Registration Statement on Form S-8 of the Commission covering such shares, one or more stock certificates representing such shares shall be delivered to the consultants at the addresses listed on the Counterpart Signature Pages, unless another address shall be provided to Regent in writing prior to the issuance of such shares.

1.09 Effective Date. The Effective Date of the Plan for the consultants shall be the date set forth on the respective Counterpart Signature Pages.

Section 2

Representations and Warranties of Regent

Regent represents and warrants to, and covenants with, the consultants as follows:

2.1 Corporate Status. Regent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

2.2 Compensation Plan. The Board of Directors of Regent has duly adopted a Compensation Plan as defined in Rule 405 of the Commission pursuant to which Regent may issue "freely tradeable" shares of its common stock as payment for services rendered, subject to the filing and effectiveness of an S-8 Registration Statement to be filed with the Commission by Regent .

2.3 Registration Statement on Form S-8. Regent shall engage the services of a competent professional to prepare and file a Registration Statement on Form S-8 with the Commission to cover the shares of common stock to be issued under the Plan; shall cooperate with such professional in every manner whatsoever to the extent reasonably required or necessary so that such Registration Statement shall be competently prepared, which such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and which such Registration Statement shall become effective immediately upon its filing; such Registration Statement shall be prepared at the sole cost and expense of Regent ; and Regent will provide to the consultants prior to the issuance and delivery of any such shares of common stock a copy of such Registration Statement, the Compensation Plan adopted by its Board of Directors, all quarterly, annual or current reports or other documents incorporated by reference into such Registration Statement and any other similar reports filed or publicly disseminated following the effective date of any such Registration Statement.

2.4 Federal and State Securities Laws, Rules and Regulations. Regent shall fully comply with any and all federal or state securities laws, rules and regulations governing the issuance of any such shares of common stock.

2.5 Limitation on Services. Regent shall not request the consultants to perform any services in connection with any "capital raising" transaction under this Plan.

2.6 Reports With the Commission. Regent is required to file reports with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Regent has or will file with the Commission all reports required to be filed by it forthwith, and shall continue to file such reports with the Commission so long as required, but for a period of not less than one year; and such reports are or will be true and correct in every material respect.

2.7 Corporate Authority and Due Authorization. Regent has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder. Execution of this Plan and performance by Regent hereunder have been duly authorized by all requisite corporate action on the part of Regent , and this Plan constitutes a valid and binding obligation of Regent and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Regent .

Section 3

Representations and Warranties of the Consultants

The consultants represent and warrant to, and covenant with, Regent as follows:

3.1 Employment. The consultants hereby accept employment by Regent for the services performed pursuant to this Agreement. The services performed by The consultants hereunder have been personally rendered by The consultants, and persons who he employs or contracts with in the regular course of business.

3.2 Accredited Investors. The consultants represent and warrant that, by reason of income, net assets, education, background and business acumen, the consultants have the experience and knowledge to evaluate the risks and merits attendant to an investment in shares of common stock of Regent , either singly or through the aid and assistance of a competent professional, and are fully capable of bearing the economic risk of loss of the total investment of services; further, he is an "accredited investor" as that term is defined under the 1933 Act or the rules and regulations promulgated thereunder.

3.3 Suitability of Investment. Prior to the execution of this Plan, The consultants shall have provided the services outlined in the respective Counterpart Signature Pages to Regent , and The consultants fully believes that an investment in shares of common stock of Regent is a suitable investment for The consultants.

3.4 Limitation on Services. None of the services rendered by The consultants and paid for by the issuance of shares of common stock of Regent shall be services related to any "capital raising" transaction.

3.5 Authority and Authorization. The consultants have full power and authority to enter into this Plan and carry out the obligations hereunder. Execution of this Plan and performance by The consultants hereunder constitutes a valid and binding obligation of The consultants and performance hereunder will not violate any other agreement to which they are a party.

Section 4

Indemnity

Regent and The consultants agree to indemnify and hold the other harmless for any loss or damage resulting from any misstatement of a material fact or omission to state a material fact by the other contained herein or contained in the S-8 Registration Statement of Regent to be filed hereunder, to the extent that any misstatement or omission contained in the Registration Statement was based upon information supplied by the other.

Section 5

Termination

Prior to the performance of services hereunder, this Plan may be terminated (1) by mutual consent of Regent and The consultants in writing; (2) by either the Directors of Regent or The consultants if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; and (3) shall automatically terminate at the expiration of the term hereof, provided, however, all representations and warranties shall survive the termination hereof; provided, further, however, that any obligation of Regent to pay for any services actually rendered by The consultants hereunder shall survive any such termination.

Section 6

General Provisions

6.1 Further Assurances. At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Plan.

6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class mail.

6.3 Entire Agreement. This Plan constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

6.4 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

6.5 Governing law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

6.6 Assignment. Neither Regent nor The consultants can assign any rights, duties or obligations under this Plan, and in the event of any such assignment, such assignment shall be deemed null and void.

6.7 Counterparts. This Plan may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Plan effective the day and year first above written.

Regent Energy Corporation

By: /s/ John N. Ehrman

John N. Ehrman, President and Chief Executive Officer

EXHIBIT "A"

CONSULTANT COMPENSATION AGREEMENT

COUNTERPART SIGNATURE PAGE

THIS COUNTERPART SIGNATURE PAGE for that certain Consultant Compensation Agreement between Regent Energy Corporation and the undersigned Consultant is executed as of the date set forth herein below.

Consultant:

/s/ Gary A. Chernay

Date: March 11, 2002

EXHIBIT "B"

CONSULTANT COMPENSATION AGREEMENT

COUNTERPART SIGNATURE PAGE

THIS COUNTERPART SIGNATURE PAGE for that certain Consultant Compensation Agreement between Regent Energy Corporation and the undersigned Consultant is executed as of the date set forth herein below.

Consultant:

/s/ Michael L. Labertew

Date: March 11, 2002

PARTICIPANT RESPONSE LETTER 1

(Letterhead of Gary A. Chernay)

INVOICE

To: Regent Energy Corporation

Date: March 11, 2002

Description of Service: For consulting rendered and to be rendered pursuant to our Consulting Agreement-payment in shares of Regent Energy (free trading)

# Shares: 6,000,000

TOTAL: 6,000,000

THANK YOU FOR YOUR BUSINESS

PARTICIPANT RESPONSE LETTER 2

(Letterhead of Michael L. Labertew)

INVOICE

To: Regent Energy Corporation

Date: March 12, 2002

Description of Service: For preparation and filing of S-8

# Shares: 18,000

TOTAL: 18,000